UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12
DTE Energy Company
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE
This proxy statement supplement, dated April 20, 2018 (the “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of DTE Energy Company (the “Company”), which was filed with the Securities and Exchange Commission on March 9, 2018, relating to the Company’s Annual Meeting of Shareholders (the “Meeting”) to be held on May 3, 2018. The Company is providing this Supplement solely (i) to include, under Proposal 4, information regarding the eligible participants in the Company’s Long-Term Incentive Plan; and (ii) to correct typographical errors in the full text of the amended and restated Long-Term Incentive Plan, which was included in the Proxy Statement as Exhibit A.
No other changes have been made to the Proxy Statement or to the matters to be considered by the Company’s shareholders at the Meeting. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Supplemental Disclosure Concerning the Long-Term Incentive Plan Proposal

On page 34 of the Proxy Statement, under the heading “Material Terms of the LTIP (as amended),” the following sentence is inserted at the end of the paragraph titled “Participants”:

As of March 8, 2018, we expect that approximately 11 non-employee directors, 11 executive officers, and 10,000 employees of the Company and its subsidiaries will be eligible to receive awards under the LTIP.

On page A-24 of the Proxy Statement, in the sections titled “Article XV, Duration of Plan” and “Article XVI, Effective Date of Plan,” each reference to “2018” is replaced with “2014.”